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                                                                 EXHIBIT 10.6(a)

[i3MOBILE LOGO]


December 29, 2000



Mr. Mwangi Wamae
30 Glenbrook Road
Stamford, CT 06902


Dear Mr. Wamae:

As has been mutually agreed upon, your employment with i3 Mobile, Inc. (the "Company") shall be terminated effective December 31, 2000 (the "Termination Date") in accordance with the terms of this letter. Upon your acceptance of this letter agreement, i3 Mobile shall make a lump sum payment in the amount of $132,785.16 which represents one (1) year of base salary less FICA and Medical FICA withholdings and the cost of one month of pre-tax health benefits. You shall be entitled to opt to continue to participate in the Company's benefit plans as prescribed by applicable law and in accordance with the terms of each plan. The Company will provide you with one month of free outplacement services and use of the Company-owned notebook computer through June 30, 2001. Additionally, you shall receive a payment equal to the agreed upon cash value of the benefit package the Company would have provided on your behalf had you remained an employee through December 31, 2001.

As of January 1, 2001, our records indicate that you will have vested options to purchase seven thousand five hundred (7,500) shares of the Company's common stock exerciseable in accordance with the terms of the Incentive Stock Option Grant Agreement (the "Agreement") entered into between you and the Company. All unvested options shall immediately terminate. Based on your acceptance of the terms contained in this letter your vested stock options shall remain exercisable for a period of ninety (90) days beginning on January 1, 2001.

In consideration of the provisions contained herein, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its current and former officers, directors, stockholders, affiliates, attorneys, agents or employees (the "Released Parties") from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, omissions, damages, executions, obligations, liabilities and expenses (including attorneys' fees and costs), of every kind and nature, known or unknown, which you ever had or now have against the Released Parties including, but not limited to, all claims arising out of your employment, the Employment Agreement dated September 1, 2000, all claims arising out of your separation of employment, all claims arising from any failure to reemploy you, all claims relating to race, sex, national origin, handicap, sexual orientation, benefits and age discrimination, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000 et. seq., the Age Discrimination in Employment Act 29 U.S.C. Section 1621 et. seq., the Employment Retirement Income Security Act of 1974, 29 U.S.C. Section 12101 et. seq., and all related state and local laws including, but not limited to, Titles 31 and 46a of the General Statutes of Connecticut, all wrongful discharge claims, common law tort, defamation, breach of contract and other common law claims and any claims under any other federal, state or local statutes or ordinances not expressly referenced above.

Other than as specifically set forth herein, you agree to immediately return all Company property and equipment in your possession or control, including, but not limited to office equipment documents, files and customer lists relating to the business of the Company.


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You agree that as a condition to the terms of this letter, you shall not make any false, disparaging or derogatory statements in public or private regarding the Company or any of its directors, officers, employees, agents or representatives, or the Company's business affairs and financial condition.

You understand and agree that the terms of this letter agreement, and the contents of negotiations and discussions resulting in this letter agreement, shall be maintained as confidential by you and shall not be disclosed to any third party without the written consent of the Company, except as may be required by federal or state law.

Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal and invalid part, term or provision shall be deemed not to be a part of this agreement.

You shall continue to be bound by the terms and conditions of your Employment Agreement dated September 1, 2000 to the extent such terms survive your Termination Date regardless of whether you sign this letter agreement.

Please sign and date this letter agreement below if you accept the payment terms of this letter. You have until January 8, 2001 at 5:00 PM. We encourage you to consult with your attorney. If we do not receive the letter by that time, the offer contained herein is revoked.

We wish you luck in your future endeavors.

Sincerely,




Kevin Ryan
Vice President Administration


Accepted:


            /s/ Mwangi Wamae
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           Signature and Date